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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-A/A

                                AMENDMENT NO. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            R&B FALCON CORPORATION
            (Exact name of registrant as specified in its charter)



      DELAWARE                                        76-0544217
(State of incorporation                             (IRS Employer
   or organization)                               Identification No.)

  901 Threadneedle                                     77027
   Houston, Texas                                   (Zip Code)
(address of principal
  executive offices)


          If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [__]

          Securities Act registration statement file number to which this form relates: 333- 40627

          Securities to be registered pursuant to Section 12(b) of the Act:


          Title of each class            Name of each exchange on which
          to be so registered            each class is to be registered

Common Stock, par value $.01             New York Stock Exchange
per share

Series A Junior Participating            New York Stock Exchange
Preferred Purchase Rights

       Securities to be registered pursuant to Section 12(g) of the Act:


                                     None

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                                                                             2

          This Amendment No. 1 amends and supplements the following items of the Form 8-A originally filed on December 19, 1997 by R&B Falcon Corporation, a Delaware corporation (the "Company"):

          Item 1 - Description of Registrant's Securities to be Registered
          Item 2 - Exhibits


Item 1.  Description of Registrant's Securities to be Registered.

          The description of the Registrant's common stock, par value $.01 per share, and the Series A Junior Participating Preferred Stock Purchase Rights contained under the caption "Description of Parent Capital Stock--Parent Common Stock; Parent Rights" in the Joint Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 of the Registrant (File No. 333-40627), filed with the Securities and Exchange Commission on November 20, 1997, is incorporated herein by reference.

          On August 18, 2000, in connection with the Agreement and Plan of Merger dated as of August 19, 2000 (the "Merger Agreement") among Transocean Sedco Forex Inc., a company organized under the laws of the Cayman Islands ("Parent"), Transocean Holdings Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), TSF Delaware Inc., a Delaware corporation and wholly owned subsidiary of Sub ("Merger Sub"), and the Company, the Board of Directors of the Company unanimously approved the amendment of certain terms of the Rights Agreement dated as of December 23, 1997 between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement"). The Company and the Rights Agent then executed Amendment No. 1 dated as of August 19, 2000 to the Rights Agreement (the "Rights Agreement Amendment"). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Rights Agreement.

          The Rights Agreement Amendment provides that, notwithstanding anything to the contrary contained in the Rights Agreement:

          (i) none of Parent, Sub, Merger Sub or any of their affiliates or associates will at any time come within the definition of an Acquiring Person solely as a result of the execution and delivery of the Merger Agreement or consummation of the transactions contemplated thereby;

          (ii) none of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby will constitute a "Section 11(a)(ii) Event" or "Section 13 Event"; and

          (iii) no Distribution Date will occur as a result of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby.

          Finally, the Rights Agreement Amendment provides that, notwithstanding anything to the contrary contained in the Rights Agreement, upon effectiveness of the Merger, as defined in the Merger Agreement, all Rights granted by the Rights Agreement will become null and void, the Rights Agreement will be terminated and all provisions of the Rights Agreement, collectively and separately, will be without effect.


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                                                                             3

          The Rights Agreement Amendment is attached hereto as Exhibit 2, which is incorporated herein by reference. The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to that Exhibit.


Item 2.   Exhibits.

1. Rights Agreement dated as of December 23, 1997, between R&B Falcon Corporation and American Stock Transfer and Trust Company, as Rights Agent.

2. Amendment No. 1 dated as of August 19, 2000, to the Rights Agreement between R&B Falcon Corporation and American Stock Transfer and Trust Company, as Rights Agent.


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                                   SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  August 21, 2000


                                         R&B FALCON CORPORATION

                                         By: /s/ WAYNE K. HILLIN
                                             --------------------------
                                             Name:  Wayne K. Hillin
                                             Title: Senior Vice President and
                                                    General Counsel


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                               INDEX OF EXHIBITS




     Exhibit
      Number        Description

        1. Rights Agreement dated as of December 23, 1997, between R&B Falcon Corporation and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 of Registrant's Annual Report on Form 10-K for 1997 (SEC file no. 001-13729)).

        2. Amendment No. 1 dated as of August 19, 2000, to the Rights Agreement between R&B Falcon Corporation and American Stock Transfer and Trust Company, as Rights Agent.